UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 8, 2006

ENTERCOM COMMUNICATIONS CORP.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:       (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

                On December 8, 2006, Entercom Communications Corp. (the “Company”) entered into a Second Amendment to First Amended and Restated Credit Agreement by and among Entercom Radio, LLC, as the borrower, the Company, KeyBank National Association, as administrative agent and letter of credit issuer, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank as co-documentation agent, and the lender parties thereto (the “Amendment”).

                The Amendment increased the loan commitments under the Company’s August 12, 2004 credit facility (the “Credit Facility”) by $100 million to an aggregate principal amount of $900 million.  In addition, the negative covenants under the Credit Facility were revised as follows: (A) the Leverage Ratio (as defined in the Credit Facility) shall not exceed 5.75x at all times; (B) the Interest Coverage Ratio (as defined in the Credit Facility) shall not be less than 2.25x through June 30, 2007, increasing to 2.50x on July 1, 2007; and (C) the Fixed Charge Coverage Ratio (as defined in the Credit Facility) shall not be less than 1.05x through June 30, 2007, increasing to 1.10x on July 1, 2007.

                The foregoing is a summary description of the material terms of the Amendment and by its nature is incomplete. For further information regarding the terms and conditions of the Amendment, reference is made to the complete text of the Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Stephen F. Fisher
Stephen F. Fisher
Executive Vice President and
Chief Financial Officer

Dated: December 13, 2006